AMENDED AND RESTATED
                ADMINISTRATION, SELLING AND WAREHOUSING AGREEMENT

         AGREEMENT dated as of March 22, 1996 between INTERCOSMETICS INC., a corporation organized under the laws of Connecticut (formerly known as Muelhens Inc.), having its principal office at 655 Madison Avenue, New York, New York 10021 - U.S.A., represented by Spencer Kanis, its Chief Operating Officer and Chief Financial Officer,

         The said company being hereafter referred to as "Muelhens,"

         ON THE ONE HAND,

                                       AND

         RICHARD BARRIE FRAGRANCES, INC., a corporation organized under the laws of Nevada, having its principal office at 15 Executive Boulevard, Orange, Connecticut 06477 - U.S.A., represented by Mr. Richard Barrie, its President and Chief Executive Officer.

         The said company being hereafter referred to as "RBFI,"

         ON THE OTHER HAND.

                                   WITNESSETH

         WHEREAS, RBFI and Muelhens entered into an Administration, Selling and Warehousing Agreement, dated June 6, 1995, as amended by an Amendment of even date herewith (the "1995 Agreement");

         WHEREAS, RBFI has informed Muelhens that RBFI has entered into an Asset Purchase Agreement (the "Asset Purchase Agreement"), dated January 31, 1996, with Parlux Fragrances, Inc., a corporation organized under the laws of Delaware ("Parlux"), pursuant to which RBFI intends to sell substantially all of its assets to Parlux and Parlux intends to assume the obligations of RBFI associated with such assets on and after the closing of the transactions contemplated by the Asset Purchase Agreement (the "Parlux Closing");

         WHEREAS, RBFI's rights and obligations under the 1995 Agreement may not be transferred to Parlux without the consent of Muelhens;

         WHEREAS, Muelhens has informed RBFI that it will not consent to RBFI's proposed transfer to Parlux of RBFI's rights and obligations under the 1995 Agreement unless certain modifications thereto are made;




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



         WHEREAS, pursuant to the Amendment to the 1995 Agreement of even date herewith, RBFI and Muelhens desire to amend and restate the 1995 Agreement to incorporate such modifications; and

         WHEREAS, pursuant to the Amendment to the 1995 Agreement of even date herewith, RBFI and Muelhens desire that this Agreement shall be effective if and only if the Parlux Closing shall have occurred, in which case this Agreement for all purposes shall be deemed to be effective immediately prior to the Parlux Closing and shall replace and supersede the 1995 Agreement in its entirety.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:


                             ARTICLE 1. DEFINITIONS

1.1 The following terms shall, unless the context clearly indicates to the contrary, have the meanings set forth below.

     The term "Product Lines" shall mean the seven following product lines:
Gabriela Sabatini, Magnetic (Sabatini), Moments, Experiences and Indian Summer by Priscilla Presley, 4711 and Payot.

         The term "Fragrance Products" shall mean extract, spray, toilet water (eau de cologne), splashes, fragrances of the same perfume within the Product Lines.

         The term "Cosmetic Products" shall mean men's and women's cosmetics and toiletries (excluding Fragrance Products), including but not limited to, creams, oils, toners, masks, astringents, face lotions. skin lotions, personal deodorants, antiperspirants, soaps, shaving sets, bath products, sun tanning and/or screening products and other articles or preparations used in making one's toilet within the Product Lines.

         The term "Products" shall mean Fragrance Products and Cosmetic Products (each a "Product").

         The term "Budgets" shall mean the various budgets and supporting schedules thereto referred to in Section 3.1.

         The term "Collateral Material" shall mean any Product used for a purpose other than direct retail sale.

         The term "Basic Line Products" shall mean products other than the Promotional Products.

         The term "Promotional Products" shall mean products sold in gift sets, promotional sets and/or special sets and/or in special sizes and/or at special prices and/or promoted and marketed



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



in a special manner in connection with holidays, including but not limited to, Christmas, Mother's Day and Father's Day and other special promotions.

         The term "Territory" shall mean the continental United States, plus Alaska and Hawaii, including all bases of the armed forces located in the continental United States, plus Alaska and Hawaii, but excluding all United States territories and possessions, such as the United States Virgin Islands, Guam, the Marshall Islands and Puerto Rico, and excluding airline companies, airports duty free and other duty free shops, embassies and maritime companies in the Territory.

         The term "Trademarks" shall mean the trademarks used for the Product Lines.

         The term "Other Intellectual Property Rights" shall mean any designs, symbols, logos, devices or insignia which have been heretofore developed and used, or shall be developed and used at any time during the term of this Agreement by Muelhens and/or its affiliates in connection with the Trademarks.

         The term "Affiliate" shall mean any company or other entity which directly or indirectly (i) is owned or controlled by that party, or (ii) owns or controls that party, or (iii) is owned or controlled by any company or other entity which directly or indirectly owns or controls that party.

         The term "Contract Year" shall mean the period commencing immediately prior to the Parlux Closing through December 31, 1996.


                          ARTICLE 2. GENERAL ENGAGEMENT

2.1 Engagement. During the Term (as defined in Article 7) of this Agreement, Muelhens agrees to utilize, on a non-exclusive basis, the administrative and other services herein described to be provided by RBFI, and RBFI agrees to render such services to Muelhens. RBFI shall perform those services, subject at all times to the general policy guidelines and budget approvals prescribed by Muelhens. The parties hereto agree that the business administered by RBFI shall be limited to the distribution and sale of the Products in the Territory.

2.2 Best Efforts. RBFI covenants and agrees to use its best efforts and skills to promote the business of Muelhens, comply with all laws to which Muelhens is subject, and comply with all ordinary course contractual obligations of Muelhens to third Parties, provided that RBFI has been given prior notice of such contractual obligations.

2.3 Funding of Budgets. Muelhens and RBFI agree to fund their respective obligations under the Budgets.




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



2.4 Access to Records. Muelhens shall be entitled to full and free access, at reasonable times and upon reasonable notice, to all business records of RBFI relating to the Products and this Agreement maintained by RBFI pursuant to the terms of this Agreement. In the event that Muelhens and RBFI shall disagree with respect to any financial accounting matter under this Agreement, RBFI and Muelhens agree to the appointment of an independent, external auditor to resolve such disagreement. Muelhens shall pay the cost of such auditor unless RBFI is found to have materially misstated any financial accounting matter, in which event the cost of such auditor shall be paid by RBFI.


                               ARTICLE 3. BUDGETS

3.1 Budgets. RBFI shall assist Muelhens in preparing a budget of profit and losses for Muelhens, together with accompanying budgets by Product Line of sales, cost of goods sold and marketing expenses, for calendar year 1996.


             ARTICLE 4. SALES, ADMINISTRATION AND HANDLING SERVICES

4.1 Sales. RBFI shall provide to Muelhens product sales services, including account sales calls and order writing, account business development planning, store management presentations, beauty advisor contact and product familiarization, training and sale implementation. In connection with the foregoing, RBFI shall perform, either itself or through independent sales representatives, the following activities for Muelhens:

(a) collecting orders and paying regular visits to the retail stores in order to check the stock of products at the stores;

(b) reviewing the position of the Products on the shelves and in the windows of the stores;

(c) contacting the stores to stimulate the sell in and sell through, and more generally to enhance the presence and image of the Products in the Territory;

(d) subject to the written authorization of Muelhens, opening new accounts (Muelhens has the right to open new accounts directly, and accordingly may deny RBFI the right to sell to a particular new account);

(e) informing Muelhens promptly (within 3 business days) of each closing of an account;

(f) recommending to Muelhens that Muelhens change the wholesale prices of the Products if in the judgment of RBFI such changes are appropriate (all decisions on pricing to be made by Muelhens, which retains title to the Products); and



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



 (g) engaging independent sales representatives with the prior consent of Muelhens.

         All cost and expenses associated with the product sales services, including but not limited to, salaries and traveling expenses, but excluding commissions paid to independent sales representatives and allowances for coop advertising (except as set forth herein), will be funded by RBFI, subject to Muelhens' payment of the monthly service fee as provided in section 6. Muelhens shall pay directly the commissions of independent sales representatives exclusively relating to sales of the Products.

         Commissions paid to individual independent sales representatives shall not exceed 7% of Net Sales and allowances for coop advertising and demos shall not exceed 18% and 5%, respectively, of Net Sales without the prior written consent of Muelhens. Any excess commissions or allowances not approved by Muelhens shall be funded by RBFI. Notwithstanding RBFI's general obligation to fund excess commissions or allowances, if Muelhens, pursuant to clause (d) of this Section 4.1, opens a new account and permits such account a coop advertising allowance in excess of budgeted amounts, RBFI shall not be responsible for such excess allowance.

4.2 Administration Services. RBFI shall provide to Muelhens such general and administrative support services as Muelhens may from time to time reasonably require to meet its general administrative needs, including but not limited to:

(a)  processing customers orders and receipts on behalf of Muelhens;

(b)  invoicing and preparation of shipping documents on Muelhens letterhead;

(c) preparation of monthly and quarterly reports of sales by retail outlet, and preparation of periodic budgets and management reports;
(d) submitting reports on total monthly Net Sales of the Products to Muelhens, no later than the fifth (5th) business day of the following month;

(e) accounts receivable collections and collections of bad debts (subject to the limitations set forth hereinafter in this Section 4.2);

(f) conducting the daily management of Muelhens bank account in accordance with the procedures and controls to be established by Muelhens;



(g) accounting and bookkeeping services including, but not limited to:

   (i)   maintenance of a general ledger detailing all expenses and income,
   (ii) preparation of unaudited monthly profit and loss statements (including a comparison to the related budget and prior year figures) which will


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



          be delivered to Muelhens according to the reporting calendar as attached on Appendix B hereto,

   (iii) preparation of monthly treasury reports including actual cash position and forecast for the following six (6) months,

  (iv) assistance in arranging for an audit of the financial statements of Muelhens; provided, however, that all external audits and auditors and any work done in connection with the preparation of tax returns for Muelhens will be done on behalf of and at the expense of Muelhens, and

    (v) other financial reports as reasonably requested by Muelhens, with the format to be determined prior to each request, and

(h) sharing information compiled by RBFI with respect to United States requirements as to customs and legal labelling.

         If any report required under clauses (g)(ii), (g)(iii) or (g)(v) of this Section 4.2 is requested to be in the hyperion format, RBFI will not be required to present the report in such format but RBFI will provide the raw data for such report to a Muelhens' designated representative two business days prior to the due date.

         Nothing contained in clause (d) of this Section 4.2. shall impose any obligation on RBFI to institute or defend (whether at its expense or Muelhens') any litigation relating to the collection of Muelhens' accounts receivable. The parties acknowledge that the ultimate responsibility to collect accounts receivable is that of Muelhens. If RBFI is unable to collect any account receivable, it will notify Muelhens, which will have the right, in its sole discretion, to take such action as it decides. RBFI agrees to cooperate with Muelhens, at Muelhens' expense, in connection with its attempt to collect any such accounts receivable.


                    ARTICLE 5. STORAGE AND HANDLING SERVICES

5.1      RBFI hereby agrees to provide to Muelhens:

         (a) warehouse space, in square footage and physical condition adequate to meet Muelhens reasonable inventory and storage requirements for the Products; and

         (b)  inventory shipment and handling services for the Products.

5.2 In the course of providing inventory shipment and handling services hereunder, RBFI will endeavor to comply with the terms of shipment orders (including delayed delivery) which have been mutually determined by Muelhens and RBFI for each customer of Muelhens. The inventory handling services provided by RBFI to Muelhens shall include assisting brokerage



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



houses with import customs entries, suggesting carriers for all inbound freight and providing space and assistance to United States customs authorities for inspection of shipments.

5.3 All expenses relating to storage, shipment and handling will be the responsibility of, and are to be funded by RBFI, subject to Muelhens' payment of the monthly service fee as provided in Section 6, except for duty, customs brokerage fees, freight-in and freight-out, all transportation insurance and shipping supplies, which expenses will be the responsibility of, and are to be paid directly, by Muelhens; provided, however, that all such expenses in the Contract Year in excess of amounts set forth in the approved budget for the Contract Year shall be the obligation of RBFI. Muelhens agrees that during the Term, and for a period of not less that three (3) years thereafter, it shall maintain product liability insurance covering the Products for sale in the Territory in an amount not less than U.S. $2,000,000 per occurrence, and shall have RBFI included as a named insured under such policy. Notwithstanding the assignment by RBFI of any or all of its rights under this Agreement, Muelhens agrees to continue to maintain such product liability insurance for the benefit of RBFI as well as its assignee and to continue to include RBFI as well as its assignee as a named insured under such policy for the period specified.

5.4 RBFI agrees to obtain and pay multiple peril product insurance covering Product inventory in scope and in an amount reasonably satisfactory to Muelhens, and RBFI agrees to obtain for Muelhens, at Muelhens' expense, Product liability insurance covering all Products in scope and in an amount reasonably satisfactory to Muelhens and as required by this Agreement.

5.5 RBFI will refurbish all merchandise returns requested by Muelhens and shall provide Muelhens with a notice as to the quantity and types of items which have be refurbished and the estimated cost of refurbishment. Muelhens will supply at its expense all packaging materials necessary to refurbish returned merchandise, and will pay RBFI a refurbishment fee at an hourly rate to be mutually agreed upon. If at any time Muelhens determines that it wishes to mark any Products, RBFI will undertake such marking on Muelhens behalf and will be paid additional compensation for such service in such amount as shall be agreed by Muelhens and RBFI from time to time.

5.6 RBFI will provide Muelhens with monthly statements of inventory. In addition, at Muelhens' request RBFI shall cause a physical inventory of the Products stored at RBFI's warehouse to be taken prior to December 31, 1996 (with, if Muelhens so wishes, a Muelhens' representative presence) and shall deliver to Muelhens promptly thereafter a report on such physical inventory.

5.7 RBFI will be responsible for any stock shrinkage or losses in inventory and will make payment to Muelhens therefore based upon the landed cost of the Products within thirty (30) days from receipt of Muelhens' invoice therefore.

5.8 Muelhens has the right to remove from the premises of RBFI the Products with full support and cooperation of RBFI so that invoicing and shipping delays will be kept to a minimum from the date of removal.



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




5.9 Muelhens shall be entitled to full and free access at reasonable times and upon reasonable notice to its inventory on the premises of RBFI. Muelhens and its representatives (including, but not limited to, any consultant that Muelhens may decide to employ), in respect to the paragraph 5.8, shall have the absolute right to remove its Inventory from RBFI's premises, notwithstanding any arbitrable or other dispute between the Parties. RBFI acknowledges that any attempt by RBFI to obstruct Muelhens access to its inventory at reasonable times and upon reasonable notice, will cause irreparable harm to Muelhens, which must be in a position to take all necessary steps to protect its interests and customer relations in the event of a default by RBFI herewithin. It is understood that all Muelhens inventory stored is the sole and exclusive property of Muelhens. RBFI will not grant to any third party, including RBFI's creditors, any security or other interest in any Muelhens inventory.

5.10 Until the earlier to occur of the expiration of the Term or the removal of the Products from the RBFI premises, RBFI will endeavor to comply with the terms from the paragraphs 5.1 to 5.9. If Muelhens removes its inventory of Products from the RBFI premises prior to the expiration of the Term, RBFI's obligations under this Article 5 shall thereupon terminate.


                         ARTICLE 6. MONTHLY SERVICE FEE

         In consideration of the services rendered to Muelhens pursuant to this Agreement, Muelhens shall, during the Term of this Agreement, pay to RBFI a monthly service fee equal to U.S. $158,333, payable monthly.


                                 ARTICLE 7. TERM

7.1 Basic Term. This Agreement shall be effective for the fixed period commencing on the date that the Parlux Closing occurs (and shall be deemed effective immediately prior to the Parlux Closing) and ending on December 31, 1996 (such period, the "Term").

7.2      Early Termination.

         7.2.1 This Agreement may be terminated by either party hereto upon 30 days' written notice and demand to cure, if the other party shall default in the performance of any material obligation under this Agreement; provided, however, that if the defaulting party fully cures the default described in the notice within the 30 days notice period, then the termination shall not take effect and the Agreement shall continue to bind the Parties.

         7.2.2 In the event that either party shall make an assignment for the benefit of creditors, or a trustee, receiver or liquidator shall be appointed for either party or for any of their property, of the commencement of any proceedings by either party under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt, receivership, liquidation, dissolution or similar law or statute, or the commencement of any such proceedings against either party without the consent of such party, as the case may be, and such proceeding or such



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



appointment shall continue undischarged for a period of 30 days, then the other party may terminate this Agreement upon 30 days' written notice.

7.3 Obligations Following Termination. Upon expiration of the Term or upon earlier termination of this Agreement pursuant to Section 7.2, the following rights and obligations shall apply (together with such other obligations as are expressly stated to survive expiration or termination):

         7.3.1 Each party's obligation to make payments hereunder prior to expiration or termination shall continue if not yet then paid.

         7.3.2 Muelhens' inventory of Products and related materials shall be transferred to another location to be designated by Muelhens. Muelhens shall pay all expenses in connection with such transfer of inventory. If this Agreement is terminated by a party, such location shall be designated by Muelhens within 30 days of the effective date of such termination. If this Agreement shall expire at the end of the Term, Muelhens shall designate such location and notify its customers of such location not later than November 1, 1996 and all inventory shall be removed from RBFI's premises not later than January 31, 1997.

         7.3.3 RBFI agrees to physically accept returns from stores that are inadvertently returned to RBFI and to ship them to a location to be designated by Muelhens, at Muelhens' expense. Muelhens shall promptly notify any such store of the correct location to which returns should be sent.

         7.3.4 Both parties shall cooperate with the other with respect to accounts payable and accounts receivable that are received or collected subsequent to expiration or termination so that (i) there is an orderly transition; (ii) invoices, correspondence and other communications will be forwarded to the appropriate party; and (iii) proper investigation and calculations may be made to determine whether payments or credits should be made or provided to the other party as provided in Section 7.3.5.

         7.3.5 Each party shall remit to the other such monies as shall be properly due the other under this Agreement or otherwise. For example, and not by way of limitation, (i) RBFI shall remit to Muelhens an account receivable that is collected by RBFI for a sale of Product, (ii) Muelhens shall remit to RBFI an account receivable collected by Muelhens for a sale of goods by RBFI unrelated to the Products, (iii) RBFI shall pay to Muelhens the amount of any credits that a store deducts from a Muelhens invoice and such deduction relates to an RBFI good unrelated to a Product; and (iv) Muelhens shall pay to RBFI the amount of any credits that a store deducts from an RBFI invoice and such deduction relates to a Product.

         7.3.6 Muelhens shall pay RBFI for its services under Sections 7.3.2 and
7.3.3 subsequent to the expiration or termination of this Agreement at an hourly rate of $7.65, and shall reimburse RBFI for its actual expenses (excluding labor costs) incurred hereunder subsequent to the expiration or termination of this Agreement.




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




                       ARTICLE 8. REPRESENTATIONS BY RBFI

8.1      Avoidance of Conflicting Obligations.

         8.1.1 RBFI hereby represents that any officers or employees of RBFI who may undertake in the future any responsibility for an entity or product that competes with Muelhens or with the Products will be individuals who have not had, and will not be allowed to have access to any information concerning Muelhens or the Products. Any officers or employees who have had, or are allowed to have access to any information concerning Muelhens or the Products, shall not be allowed, while employed or engaged by RBFI, to represent or act on behalf of any entity or product that competes with Muelhens or with the Products. For all purposes of this Agreement, neither Parlux nor its products shall be deemed to compete with Muelhens or the Products. Any breach by RBFI or any officers or employees of this provision shall be a conflict of interest giving Muelhens the right to terminate this Agreement under article 7.2.1. hereof.

         8.1.2 RBFI hereby represents to Muelhens that, if RBFI or any officers or employees of RBFI should take on the representation of an entity or product that competes with Muelhens or with the Products, or if RBFI should become affiliated with, or if a majority of the assets or a majority ownership interest in RBFI is acquired by any entity that competes with Muelhens or whose products competes with the Products then RBFI shall notify Muelhens providing the particulars of such event within 24 hours of its occurrence. Failure by RBFI to provide Muelhens this notice shall constitute a conflict of interest giving Muelhens the right to terminate this Agreement pursuant to article 7.2.1. hereof.

8.2 Authority. RBFI hereby represents to Muelhens that RBFI is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which is it incorporated. RBFI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All corporate acts and other proceedings required to be taken by RBFI to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including authorization by the Board of Directors of RBFI, have been duly and properly taken. This Agreement has been duly executed and delivered by RBFI and constitutes the legal, valid and binding obligations of RBFI, enforceable against RBFI in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the compliance with the terms thereof will not conflict with, or result in any violation of:

(a)  any provision of the Certificate of Incorporation or By-laws of RBFI,

(b) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, Agreement or arrangement to which RBFI is a party, or

(c) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to RBFI or the property or assets of RBFI.



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




No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to RBFI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filing the lack of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of RBFI.


                     ARTICLE 9. REPRESENTATIONS BY MUELHENS

9.1 Ownership. Muelhens hereby represents to RBFI that Muelhens is the exclusive owner of the right to distribute the Products in the Territory. Muelhens further represents that it shall be at the time Muelhens participates in the distribution of any other fragrance products in the Territory, the exclusive owner of the right to distribute such other products in the Territory.

9.2 Authority. Muelhens hereby represents to RBFI that Muelhens is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction under which is it incorporated. Muelhens has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. All corporate acts and other proceedings required to be taken by Muelhens to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including authorization by the Board of Directors of Muelhens, if necessary, have been duly and properly taken. This Agreement has been duly executed and delivered by Muelhens and constitutes the legal, valid end binding obligations of Muelhens, enforceable against Muelhens in accordance with its terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the compliance with the terms hereof will not conflict with, or result in any violation of:

(a)  any provision of the Certificate of Incorporation or By-laws of Muelhens,

(b) any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, Agreement or arrangement to which Muelhens is a party, or

(c) any judgment, order or decree, or material statute, law, ordinance, rule or regulation applicable to Muelhens or the property or assets of Muelhens.

No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Muelhens in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations or filing the lack of which, individually or in the aggregate, would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of Muelhens.


                            ARTICLE 10. MISCELLANEOUS

10.1 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be sent by registered or certified air mail, return receipt requested, telex or telecopier, addressed as follows:

         If to Muelhens:

         Intercosmetics Inc.
         Attn:  Mr, Spencer Kanis
         655 Madison Avenue
         New York, New York  10021
         U.S.A.
         Fax: (212) 980-2711

         with a copy to:

         Wella AG
         Attn: Mr. Werner Hofmann
         Berliner Allee 65
         64274 Darmstadt
         GERMANY
         Fax: 49.6151.34.29.56

         If to RBFI:

         Richard Barrie Fragrances, Inc.
         Attn: Mr. Richard Barrie
         15 Executive Boulevard
         Orange, Connecticut  06477
         U.S.A.
         Fax: (203)799-4567




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         with a copy to:

         Graubard Mollen & Miller
         Attn: Mr. Peter M. Ziemba, Esq.
         600 Third Avenue
         New York, New York  10016-2097
         U.S.A.
         Fax: (212) 687-6989


Either party may designate another address for notice hereunder by written notice to the other party. All notices hereunder shall be deemed to be given 10 days after its mailing, if given by registered or certified air mail, or, if sent by such other means set forth above, on the date on which such notice shall have been received by the entity to which it shall be addressed.

10.2 Assignment. This Agreement is personal in nature and neither party hereto shall, without the prior consent of the other, assign or transfer this Agreement or any rights or obligations hereunder. Muelhens hereby consents to the assignment by RBFI of all of its rights (other than those additional rights granted to RBFI that arise solely upon the occurrence of the Parlux Closing as provided in Section 5.4 and 10.3) hereunder to Parlux and the assumption by Parlux of all of the obligations of RBFI hereunder pursuant to the Asset Purchase Agreement, and upon such assignment and assumption by Parlux, Muelhens hereby releases RBFI from all further obligations under this Agreement.

10.3     Indemnification.

         10.3.1 Muelhens shall indemnify and hold harmless RBFI end its officers, directors and employees against and in respect of any and all damages, losses, liabilities, costs and expenses (including reasonable legal fees and disbursements) incurred by RBFI or other indemnified Parties to third Parties that result from, related to or arise out of the public's use of the Products or the actions of RBFI in the performance of its duties under the Agreement in accordance with the provisions of this Agreement, except where such damages, losses, liabilities, costs and expenses are a result of the negligence, willful misconduct or default of RBFI in the performance of its duties under this Agreement.

         10.3.2 RBFI shall indemnify and hold harmless Muelhens and its officers, directors and employees against and in respect of any and all damages, losses, liabilities, costs and expenses (including reasonable legal fees and disbursements) incurred by Muelhens or other indemnified Parties to third Parties that result from the negligence, willful misconduct or default of RBFI in the performance of its duties under this Agreement.

         10.3.3 The indemnified party under Section 10.3 as the case may be, shall promptly notify the other of any claim, action of proceeding and the indemnifying party shall take such actions necessary to defend any such claim, action or proceeding. In the event appropriate action is not taken by the indemnifying party within 30 days after its receipt of notice of any claim, action or proceeding, the indemnified party shall have the right to defend such claim, action or proceeding at the expense of the indemnifying party, but no settlement thereof may be made without the written approval of the indemnifying party, which approval shall not be unreasonably withheld. In connection with any claim, action or proceeding describes in this
Section 10.3, each party shall keep the other party fully advised of all developments, shall provide each other with copies of all documents exchanged in court, and shall assist and cooperate fully with each other in all respects in any such defense.

         10.3.4 The indemnifications set forth in Section 10.3 shall survive the expiration or termination of this Agreement. Notwithstanding the assignment of any or all rights of RBFI under this Agreement, Muelhens' obligation to indemnify RBFI under this Agreement shall continue for the benefit of RBFI as well as its assignee.

10.4 Confidentiality and Conflict of Interest. Muelhens and RBFI agree that this Agreement and all non-public information, trade secrets, customers lists or innovations of any kind relating to the respective business of Muelhens and RBFI are confidential. Muelhens and RBFI further agree that they (i) shall not at any time disclose any such information, trade secrets, customers lists or innovations relating to the business of the other party to any person other than to their employees, attorneys or agents, and then only to the extent such disclosure is necessary for the performances of the duties or responsibilities of such persons and (ii) shall take all reasonable steps to prevent their employees, attorneys or agents, from making any such disclosure at any time. Nothing contained in this Section shall prevent RBFI or its assignee (i) from disclosing any of the terms and conditions of this Agreement in a filing with the Securities and Exchange Commission, (ii) filing a copy of this Agreement with Securities and Exchange Commission, the Pacific Stock Exchange or the Nasdaq Stock Market, or (iii) disclosing the existence of this Agreement and RBFI's or its assignee's relationship with Muelhens in such press releases as may be required by the United States securities laws.

10.5 Infringement. RBFI will inform Muelhens promptly upon its learning of any potential infringements of Muelhens' trademarks and agrees to assist Muelhens, if so requested and under Muelhens direction and control, and at Muelhens sole cost and expense, in connection with any suit or proceeding relating to such infringement. RBFI recognizes and agrees that the trademarks of Muelhens are the exclusive property of Muelhens and that RBFI has and shall have no right in such trademarks.

10.6 Status of RBFI. RBFI has been engaged by Muelhens to provide services to Muelhens hereunder. RBFI is an independent contractor and shall not as a result of this Agreement or its engagement hereunder be deemed to be a partner, joint venturer or agent of Muelhens. The Parties acknowledge that RBFI personnel working on behalf of RBFI in the performance or its obligations hereunder shall not be considered employees or officers of Muelhens.

10.7 Cumulative Remedies. The specific remedies to which the parties may resort under the terms of this Agreement are cumulative, and are not intended to be exclusive of any other remedies or means of redress to which the parties are lawfully entitled in case of any breach or threatened breach by either of them of any provision of this Agreement.

10.8 Amendments; Waivers. This Agreement may only be amended by a written instrument executed by both parties. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any later time nor shall the written waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any provision.

10.9 Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other then those expressly set forth herein. This Agreement supersedes all prior agreements and understandings between the parties, including the 1995 Agreement, which shall be considered as null and void.

10.10 Severability. In case any one or more provisions contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect, then either party may elect to terminate the Agreement upon 60 days' notice. Absent such notice, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

10.11 Governing Law: Jurisdiction. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of law. The parties hereto agree that all disputes, controversies or differences which may arise among the Parties during the Term of this Agreement, or following its termination by one of the Parties pursuant to the termination provisions hereof, will be finally settled by submission to binding arbitration in New York, New York in accordance with the rules of the American Arbitration Association. The award of the arbitrator may be enforced in any court having proper jurisdiction.

10.12 Counterparts. This Agreement maybe executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

10.13 Clause Headings. Clause headings are for ease of reference and shall not effect construction or interpretation of this Agreement.

10.14 Independent Sales Representatives. RBFI confirms to Muelhens that RBFI has no objection to Muelhens' use, in its discretion, of the current network of sales representatives selling the Products subsequent to the expiration or termination of this Agreement. RBFI will cooperate with Muelhens in this regard and will furnish to Muelhens such information that it possesses concerning these sales representatives, including, without limitation, names, addresses and telephone numbers, and copies of any written contracts or other documents concerning RBFI's relationship with them. Muelhens shall be permitted to communicate with these representatives prior to the expiration or termination of this Agreement so that it may coordinate with them their services, if any, and sales strategies subsequent to expiration or termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

INTERCOSMETICS INC.                          RICHARD BARRIE FRAGRANCES, INC.



By:_______________________________        By:__________________________________
         Spencer Kanis                        Richard Barrie
         Chief Operating Officer and          President
          Chief Financial Officer and
          Pursuant to Power of Attorney



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